Exhibit 10.10

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956. Code-name SALEFORM 1993
Dated: 28th January, 2010	Revised 1966, 1983 and 1986/87.

FRISIA SCHIFFAHRT MT “TANGO” GMBH & CO. KG

Körugstraße 23,26789 Leer/Germany

hereinafter called the Sellers, have agreed to sell, and

ALMA MARITIME LIMITED

Pandoras 13, 16672 Glyfada/Greece or nominees. However ALMA MARITIME LIMITED to remain fully responsible for the correct fulfillment of this Memorandum of Agreement hereinafter called the Buyers, have agreed to buy

Name: MT “TANGO” about 149,993 tdw

Classification Society/Class: Lloyds Register / L.R. +100A1 double hull Tanker

Built: 2008	By: Universal Shipbuilding Corporation — TSU Shipyard/Japan
Flag: Liberia	Place of Registration: Monrovia
Call Sign: A8PR4	G~~r~~t/N~~r~~t 78.809/47.271
~~Register~~ IMO Number; 9337016

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of dosing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                         Purchase Price US$ 67,800,000. — (in words; United States Dollars Sixty-Seven Million Eight Hundred Thousand) cash on delivery.

2.                         Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days ~~from the date of this Agreement~~ after both parties have signed a faxed copy of this Memorandum of Agreement - which to be fax-signed within 24 hours after presentation by the Sellers- however latest simultaneously with lodging the deposit for MT “WALTZ” under the Memorandum of Agreement of same date and subject to Clause 20. of this Agreement. This deposit shall be placed with Sellers’ nominated first class German Bank and held by them in an interest bearing joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest~~, if any~~, to be credited to the Buyers. Any banking fee charged for establishing/holding the said deposit shall be borne ~~equally by the Sellers and~~ by the

Buyers.

However the Buyers shall not be responsible for the administrative/documentary requirements of Sellers(1) bank and in the event the requirements of Sellers(1) bank cannot be met to allow timely lodging of the deposit, then funds representing the 10pct deposit may be lodged with a mutually acceptable third party, until such arrangements can be settled with the bank, or else, time for lodging deposit to be extended to allow formalities to be completed.

3.                         Payment

The deposit together with 90 percent balance ~~said~~ of the Purchase Price plus any additional payments due under this Memorandum of Agreement (such as payment for bunkers/lubricating oils, etc.) ~~shall~~ to be released/paid in full free of any bank charges to Sellers’ nominated first class German Bank on delivery of the vessel against Protocol of Delivery signed by both the Sellers and the Buyers, Bill of Sale and all other normal delivery documents required for the Buyers’ registration of the Vessel under new flag, but not later than 3 banking days after the vessel is in. every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.        Inspections

a)*                  The Buyers have inspected and accepted the Vessel’s classification records. ~~The Buyers have also inspected the vessel at/in on and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

The Buyers have accepted the Vessel without inspection.

b)*                 ~~The Buyers-shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within.~~

~~The-Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyer cause-undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening-up and without cost-to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel-accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*                            ~~4 a) and 4 b) are alternatives, delete whichever is not applicable, in the absence of deletions, alternative 4a) to apply.~~

5.        Notices, time and place of delivery

a)                         The Sellers shall keep the Buyers well informed of the Vessel’s itinerary/movements and shall provide the Buyers with 15, 7, and 3 days approximate and 1 day definite notice of the ~~estimated time of arrival at the~~ anticipated place and date of delivery. ~~Intended place of~~-~~drydocking/underwater inspection/delivery~~. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                        The Vessel shall be delivered and taken over by the Buyers after diver’s inspection, charter free, free of cargo excluding slops, safely afloat at a safe and accessible port/berth or anchorage ~~at/~~in the Atlantic Basin range (including but not limited to USEC/USG/Caribs/Central America/EC South America / UK, Continent, Mediterranean Sea) or Arabian Gulf / Japan range, in the Sellers’ option.

Expected time of delivery; in Sellers’ option between 15th March, 2010 and 30th May, 2010, provided Buyers’ representatives have boarded at least 10 days prior to the initial delivery notice sent by the Sellers to the Buyers. In case this is not feasible the Sellers will procure that the necessary number of officers will remain on board to assist the Buyers’ crew for familiarization. The Buyers to cover the Sellers’ crew related costs during that period.

Sellers are to narrow the delivery dates.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30th May, 2010 in Buyers’ option. The cancelling date refers to the last date that the readiness can be presented and not to the last date on which the Vessel may be delivered.

c)                         If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7~~ 3 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within ~~7~~ 3 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                        Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                         Drydocking/Divers Inspection

a)**           ~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the-deepest load line, the extent of the-inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**          ~~(i)        The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification~~

~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii)       If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Seelers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii)      If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

c)                         ~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i)        the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii)       the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~

~~(iii)      the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv)      the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v)       the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the~~

~~Classification surveyor’s work, if any, and without affecting, the Vessel’s timely delivery. If, however, the Buyers’ work in dry dock is still in progress when the Seller’s have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the-Buyers’ risk-and-expense, In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work-tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

*                            ~~Notes, if any, in the surveyors’ report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

**                     ~~6 a) and 6 b) are alternatives, delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

No drydocking. However immediately upon availability of the Vessel the Buyers have the right to carry out an inspection of the Vessel’s underwater parts with divers prior to the delivery of the Vessel. When the Buyers choose to exercise this right, then the Buyers shall arrange at their expense inspection of the underwater parts by a class approved diver in the presence of a representative of both the Buyers and the Sellers, together with class surveyor, who is to be arranged by the Sellers.

The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, then the Sellers shall make the Vessel available at a suitable alternative place nearby, at their own expense. Should such movement delay the Vessel beyond the cancelling date, then same shall be extended to allow this inspection.

If any damage is found to the Vessel’s underwater parts which in the opinion of the class surveyor affects the Vessel’s clean Class then

a)        if Class requires immediate drydocking of the Vessel, then the drydocking clause as stated above to be fully re-instated in this Memorandum of Agreement and the Vessel is to be dry docked accordingly at the Sellers’ expense. The Buyers shall then have the right to carry out their own works at their risk and expense and without causing delays to the Seller’s work and not to interfere with same. The Buyers have the right to attend the dry docking without interfering with the Sellers or Class surveyors work. Should Buyers’ work delay the un-docking beyond the time that Sellers works are completed, then, provided that the Vessel is in all other respects in accordance with this Memorandum of Agreement, the Sellers have the right to present Notice of Readiness whilst the Vessel is drydocking. In any event the Sellers remain responsible for the un- docking costs, even if should this result in the Vessel being delivered to the Buyers in drydock.

b)        in the case of a class condition calling for repair of such defects at a later stage or at the next class schedule drydocking, then the Sellers shall pay the Buyers a mutually agreed lump sum compensation figure covering the cost of such works. If a figure cannot be mutually agreed then the Buyers and the Sellers both obtain a quotation for the repairs from a first class shipyard near to the delivery port and the compensation is to be the average of these two quotations

7.        Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, ~~and~~ on shore and on order without any additional charge to the Buyers. All spare parts and spare equipment ~~including spare tail end shaft(s) and/or spare propeller(5)/propeller~~-~~blade(s), if any,~~ belonging to the Vessel at the date ~~time~~ of this Agreement ~~inspection~~ used or unused, whether on board or not shall become the Buyers’ property, ~~spares~~-~~on~~-~~order are to~~-~~b~~e

~~excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including~~-~~spare~~- ~~tail~~-~~end shaft(s) and spar~~e ~~propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and wireless navigational equipment shall be included in the sale without extra payment ~~if they are the property of the Sellers~~. ~~Unused~~ Broached/unbroached stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Following spare parts are available covering this Vessel and MT “WALTZ” (not each vessel): 4 spare cylinder liners in Houston and I spare electric engine for inertgas plant in Leer.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal effects/belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

• log books according to Clause 8. hereof.

• certificates which the Sellers have to return to issuing authorities according to law, but the Buyers to have the right to take photocopies,

• L.S.M. manuals/ISPS manuals.

• 2 portable gas detectors, chartco system including laptop plus 1 set UTI (sampling device for cargo).

• Blue Ocean satphone/email installation, which is property of Blue Ocean Wireless Limited, Unit 8, Fulcum 4, Solent Way, Whiteley, Hampshire, PO15 7FT, UK.

The Buyers shall take over and pay extra only for the remaining bunkers and unused/unbroached lubricating oils in storage tanks and sealed drums and pay the ~~current net~~-~~market~~ Sellers’ last invoiced prices less all Sellers’ discounts (and excluding ~~barging~~ lighterage expenses) at the port and date of delivery of the Vessel. Prices are to be supported by invoices/vouchers.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                         Documentation

The place of dosing/payment formalities: to take place in Sellers’ office or Sellers’ Bank.

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, ~~namely~~: such documents to be mutually agreed and listed in an Addendum to this Memorandum of Agreement, however such agreement is not to prejudice/delay the signing of this Memorandum of Agreement and lodging of the deposit

a)                         ~~Legal Bill of Sale in a form recordable in (the country in which-the-Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

b)        ~~Current Certificate of~~-~~Ownership issued by the competent authorities of the flag state of the Vessel.~~

c)        ~~Confirmation of Class -issued within 72 hours prior to delivery.~~

d)        ~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

e)                         ~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official-evidence of deletion appropriate to the Vessel’s registry at the-time-of-delivery, or, in the event that the registry does-not-as-a-matter-of-practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official-evidence-of deletion-to-the Buyers promptly and-latest-within 4 (four) weeks after the Purchase-Price-has been paid and the Vessel has been delivered.~~

f)                           ~~Any such additional documents-as-may reasonably be required by the-competent authorities for the purpose of registering the Vessel, provided the Buyers-notify-the Sellers of any such documents as soon as possible-after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans, drawings, instruction booklets, nautical publications, charts, copies of all manuals and code-books, as well as oil record books of the last three months etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.        Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, taxes, mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.      Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.      Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the date ~~time~~ of this Agreement ~~inspection~~, fair wear and tear excepted.

However, the Vessel shall be delivered with her present class fully maintained without condition of Class ~~/recomm~~e~~ndation*~~, and free of average damage affecting the Vessel’s class, and with her classification certificates and national/international trading certificates, as well as all other certificates the Vessel had at the date ~~time~~ of this Agreement ~~inspection~~, clean, valid and unextended without condition of Class~~/recomm~~e~~ndation~~* ~~by Class~~ or the relevant authorities ~~at~~ for a minimum of 3 (three) months from the time of delivery with all survey machinery items completely up-to-date without extensions at time of delivery.

The Vessel to be delivered free of cargo excluding slops.

The Sellers guarantee to de-commission the Inmarsat at the time of delivery to the Buyers.

~~“Inspection” in~~-~~this Clause 11, shall mean the Buyer~~s~~’ insp~~e~~ction~~-~~according to Clause 4a) and 4b), if applicabl~~e~~,~~-~~or th~~e -~~Buyers’ inflection prior to the signing of this Agreement.~~ If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                            Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition of Class~~/recommendation~~ are not to be taken into account.

12.      Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.      Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim runner compensation for their losses and for all expenses incurred together with interest.

14.      Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.      Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place max. two representatives on board the Vessel at the first opportunity at their sole risk and expense and remaining onboard until the time of delivery. ~~upon arrival at on or about~~ These representatives are on board for the purpose of familiarization, with the Vessel and her operations and in the capacity of observers only, and they shall not interfere in any respect with the crew or the operation of the Vessel.

The Buyers’ representatives shall sign the Sellers’ normal P & I letter of indemnity prior to their embarkation.

16.      Arbitration

a)*                  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)*                 ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

c)*                  ~~Any dispute arising out of this Agreement shall be referred to arbitration at, subject to the procedures applicable there. The laws of shall govern this Agreement.~~

*                            ~~16 a), 16 b)  and 16 c) are alternatives, delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

17.      Enbloc Sale

Separate Contracts/Memoranda to apply, but on the clear understanding that this sale is to be an en-bloc deal with MT “WALTZ”. However, a total loss or a constructive total loss of one Vessel prior to delivery, or one Vessel missing her cancelling date, shall not affect the delivery and takeover of the remaining Vessel.

18.      Blacklisting

On delivery the Sellers shall band to the Buyers a letter of undertaking stating that to the best of Sellers’ knowledge the Vessel under present Ownership is not blacklisted by any nation including the Arab Boycott League in Damascus and the Vessel is in all respects compliant with the U.S. Coastguard regulations.

19.      Private and Confidential Clause

The terms and conditions of this sale to be kept strictly private and confidential by all parties. However should the sale be reported, neither the Buyers or the Sellers have any right to withdraw from the contract and its obligations. The Buyers have the right to incorporate in their F-l prospectus under confidentially filing with the SEC the terms of this Memorandum of Agreement.

20.      Buyers’ Subject Initial Public Offering (IPO)

The sale is subject to Initial Public Offering of Alma Maritime Ltd., to be lifted not later than 30 days from date of this Memorandum of Agreement. In the event that the Sellers receive a firm offer from other buyers unrelated to the Sellers which they feel worth to consider /take up for negotiations, subsequent to signing this Memorandum of Agreement but prior to the

Buyers IPO subjects being lifted, then the Buyers shall be given 2 (two) working days to lift their subject.

This Memorandum of Agreement has been drawn up and executed in 2 (two) Originals, 1 (one) of which is to be retained by the Sellers and 1 (one) of which is to be retained by the Buyers.

The SELLERS:	The BUYERS:

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Copyright Norwegian Shipbrokers’ Association, Oslo, Norway.
Printed and sold by S.Gruppen A/S, Halvorsen & Larsen, Oslo,
Norway.
Fax: 47-22-25 28 69. Phone: 47-22-25 81 90.

ADDENDUM NO. 1
dated 1st March, 2010
to the
MEMORANDUM OF AGREEMENT
dated 27th January, 2010
(the “MOA”)

made between

FRISIA SCHIFFAHRT MT “TANGO” GMBH & CO. KG
(the “Sellers”)

and

ALMA MARITIME LIMITED or nominees
(the “Buyers”)

relative to the Vessel MT “TANGO” (the “Vessel”).

The Sellers and the Buyers have today agreed on the following amendments with respect to the following Clauses of the MOA:

Clause 1. Purchase Price:

US $ 68,300,000 - (in words: United States Dollars Sixty-Eight Million Three Hundred Thousand) cash on delivery.

Clause 20. Buyers’ Subject Initial Public Offering (IPO):

The sale is subject to the Initial Public Offering of Alma Maritime Limited., to be lifted not later than 26th March, 2010. Should the Buyers successfully place the IPO then the Buyers are obligated to purchase the Vessel.

In the event that the Sellers receive a firm offer up to and including March 10, 2010 from other Buyers unrelated to the Sellers, which they feel worth to consider/take up for negotiations, then the Buyers shall be given 2 (two) working days to lift their subject. This provision shall automatically cease on 17.00 h New York time on March 10, 2010.

All other terms and conditions of the MOA shall remain unchanged and in full force and effect.

This Addendum No. 1 has been drawn up and executed in 2 (two) Originals, 1 (one) of which is to be retained by the Sellers and 1 (one) of which to be retained by the Buyers.

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The SELLERS:	The BUYERS: